HYNES & HOWES INSURANCE COUNSELORS, INC.
                                 Balance Sheet
                           December 31, 1998 and 1997
                                  (Unaudited)

                                                        December 31,
                                                   1998              1997
         Assets
Current Assets:
  Cash in Bank                              $    17,423       $    18,050
  Other Current Assets                            8,050             5,736
    Total Current Assets                    $    25,473       $    23,786

Investments:
  Investment in Affiliated Company          $     2,720       $     2,720
  Contracts Receivable-Real Estate              620,438           645,236
  Real Estate on Hand                            40,932                 0
  Note Receivable                                 2,297                 0
    Total Investments                       $   666,387       $   647,956

      Total Assets                          $   691,860       $   671,742

         Liabilities and Stockholders' Equity

Current Liabilities:
  Buyers Escrow                                   8,871            10,368
    Total Current Liabilities               $     8,871       $    10,368

      Total Liabilities                     $     8,871       $    10,368

Stockholders' Equity:
  Capital Stock, no par value, 100,000,000 shares
    authorized, 11,260,675 shares issued    $ 3,780,765       $ 3,780,765
  Paid in Capital                                   100               100
  Retained Earnings (Deficit)                (3,064,624)       (3,086,239)
  Treasury Stock, at cost                       (33,252)          (33,252)

    Total Stockholders' Equity              $   682,989       $   661,378

    Total Liabilities and Stockholders'
      Equity                                $   691,860       $   671,742